EXHIBIT
                                                 10.77

                                    ASSET PURCHASE AND SALE AGREEMENT


        ASSET PURCHASE AND SALE AGREEMENT made as of the First day of Spetember, 1995, by and among STAFF BUILDERS SERVICES, INC., a New York corporation, with its principal executive offices located at 1983 Marcus Avenue, Lake Success, New York 11042, (the "Buyer") and ACCREDICARE INC., with its principal place of business at 622 Georges Road, North Brunswick, NJ, 08902 (the "Seller").

                                          W I T N E S S E T H:

        WHEREAS, Seller is in the business of providing home health care services in the Central New Jersey, area; and
        WHEREAS, Seller is desirous of selling to Buyer, and Buyer is desirous of purchasing from Seller, certain assets utilized by Seller in conjunction with Seller's home health care services business being conducted at 622 Georges Road, North Brunswick, NJ, 08902; 2 Industrial Way, Eatontown, NJ, 07724; 211 College Road East, Princeton, NJ, 08540; 1081 Rte 22 West, Bridgewater, NJ, 08807; Ewing Professional Bldg., Suite 13A, 1901 N. Olden Avenue, Trenton, NJ, 08618 (the "Businesses").
     NOW, THEREFORE, it is agreed as follows:
        1.      Transfer of Assets
        a. Seller agrees, on the date hereof, or on such other closing date mutually agreed to by the parties (the "Closing Date") to sell, convey and transfer to the Buyer, and the Buyer agrees to purchase from Seller on the Closing Date, all customer, applicant and temporary employee lists, records and agreements, if any, relating to employees, business records and files, assignments of existing telephone numbers, work in progress and provider contracts, oral and written, all of which have been used in connection with or have been at any time a part of the Business utilized by the Seller in connection with the Business, except all accounts receivable generated by Accredicare prior to the operation of the franchise. ("Transferred Assets"). The Transferred Assets being sold hereunder shall be delivered to Buyer on the Closing Date at Seller's location (the "Branch"). The sale and transfer shall be effected by bills of sale, assignments, or other instruments of transfer, in form and substance satisfactory to Buyer. Seller agrees that it will, at any time after the Closing Date, upon the request of the Buyer execute, acknowledge and deliver all such further conveyances, assignments and transfers, as may be required and necessary for the purpose of assigning, transferring, conveying and granting to the Buyer good and valid title to any and all of the Transferred Assets being sold hereunder.
        b. It is understood and expressly agreed by the parties hereto that Buyer shall not assume or be liable for any of Seller's liabilities, contracts, commitments and other obligations of Seller of any kind, whether accrued, absolute, contingent, unliquidated, or otherwise, and that Buyer's purchase of the Transferred Assets shall be exclusive of any and all liabilities of Seller.
        2.  Purchase Price and Payment Thereof
            The purchase price for the Transferred Assets is ONE MILLION TWO HUNDRED THOUSAND ($1,200,000) DOLLARS.
        3.  Closing Date
                3.1 The Closing shall take place at such time and place as shall be mutually agreed to by the parties hereto.
                3.2 The effectiveness of this Agreement and all provisions herein are subject to Buyer receiving required approvals, if required, from governmental authorities for licensure.
                3.3 Between the date hereof and the Effective Date of the Franchise Agreement between Buyer (or Buyer's affiliate) and Seller's successor, the parties shall use their respective best efforts, and to the full extend of their ability, at their sole cost and expense, to obtain all required governmental approvals, including, without limitation, responding promptly to inquiries and comments, furnishing all documents and information requested and making their premises, personnel, files and business records available for inquiry and inspection by such entities in connection with seeking such approval.
        4. Representation, Warranties and Covenants of Seller.
        a.  The Seller warrants and represents to Buyer as follows:
                (i) To the best of Seller's knowledge, all of the contracts and agreements are in full force and effect and constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with the terms thereof. No default of, event or circumstance which, with notice or the passage of time, or both would constitute a default under any of the contracts, exists.
                (ii) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power and authority to carry on its business as now conducted at the Branch and as contemplated under this Agreement and to own and operate its assets, properties and business;
                (iii) This Agreement and all other documents and instruments executed and delivered by Seller hereunder have been duly and validly executed and delivered by Seller and constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller; or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Seller is a party, or by which its properties or assets are bound; or (iii) violate any statute, law, rule or regulation of any state or federal government or any agency or authority thereof; or (iv) violate any order, writ, injunction or decree of any court or other governmental authority.
                (iv) Neither the execution, delivery or performance of this Agreement and all related agreements by Seller requires the authorization or approval of any other person or entity, governmental or otherwise, except as pertains to Buyer receiving approval from governmental authorities for licensure.
                (v) Except for required governmental approval for licensure, no consent from, or other approval of, any governmental entity is necessary in connection with the transfer of the Transferred Assets.
                (vi)  Seller has good and valid title to the Transferred
Assets, free and clear of all liens, mortgages, encumbrances, security interests, equities or claims of any kind or character, and the delivery to Buyer of the Transferred Assets will transfer good and valid title, free and clear of any liens, mortgages, encumbrances, security interests or equities or claims of any kind or character.
                (vii) There are no strikes or labor proceedings pending or, to the knowledge of Seller, pending or threatened with regard to the Business.
                (viii) All Federal, state and local income, excise, property and other tax returns which are required to be filed by Seller with regard to the Business have been filed and all taxes, license fees or other charges levied, assessed or imposed upon Seller in connection with the operation of the Business have been paid in full.
                (ix) Seller is not in violation or default of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located.
                (x) There are no actions, suits or proceedings (including without limitation, administrative or regulatory proceedings) or any governmental audits or surveys pending or threatened against the Business or the Seller.
        b. Seller shall deliver to Buyer at Closing:
                (i)  a Bill of Sale for the Transferred Assets;
                (ii) such other documents and instruments as are required to be executed and/or delivered by Seller under the terms of this Agreement.
        c.  The provisions of this Section 4 shall survive Closing hereunder.
        5.  Representations, Warranties and Covenants of Buyer.
        a.  Buyer warrants and represents to Seller as follows:
        That it is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority to enter into, execute and deliver this Agreement and consummate the transactions contemplated herein.
        b.  The Buyer shall deliver to Seller at Closing:
                (i)  payment of $1,200,000; and
                (ii) such other documents and instruments as are required to be executed and/or delivered by Buyer under the terms of this Agreement.
        c.  The provisions of this Section 4 shall survive Closing hereunder.
        6.  Additional Agreements.
            Seller agrees to indemnify Buyer against and hold Buyer harmless from any losses, claims or damages which arise from any of ("Losses") the following:
                (i) any liabilities of Seller, including without limitation, any liabilities related to the Business;
                (ii) any breach of any representation and warranty of Seller contained in this Agreement;
                (iii) all Losses incurred by Buyer, and relating to the conduct of the operation of the Transferred Assets and/or the Business prior to the Closing; and
                 (iv) all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by Buyer in connection with any of the matters contemplated by clauses (i) (ii) and (iii) above.
        2. Buyer shall give Seller written notice within ten (10) days of any written claim asserted against it for which Seller may be liable under this
Section 6.
        7.  Notice
        a. All communications, notices, requests and demands required or appropriate to be given under this Agreement shall be in writing and shall, unless otherwise provided herein, be deemed to have been duly given when either (i) delivered in person and a written receipt therefor is obtained or
(ii) mailed by registered or certified mail, postage prepaid, return receipt requested, properly addressed to the party for whom intended as follows:

        If to Seller:           Staff Builders Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, New York 11042
                                Attention: President

        With a copy to:         Staff Builders Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, New York   11042
                                Attention:  General Counsel

        If to Buyer:            Accredicare, Inc.
                                622 Georges Road
                                North Brunswick, NJ  08902
                                Attention:  Barbara Van Alstyne,
                                             President

or to any other address or addresses which may hereafter be designated by any party hereto by like notices.
        8.  Survival of Closing; Incorporations.
                Whenever in this Agreement, and not specifically provided to the contrary, there is an act, duty, obligation or covenant to be performed, in whole or in part, or obligation to be assumed by any party, in whole or in part, subsequent to Closing, said act, duty, obligation or covenant shall survive the Closing hereunder. Representations, warranties and indemnities, unless specifically provided to the contrary, shall survive Closing. Any Schedule attached hereto is incorporated herein and made a part hereof.
        9.  Subject Headings.
            The subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
        10.  Counterparts.
             This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.
        11.  Enforcement of Provisions.
             The authority to enforce any provision of this Agreement or to require at any time performance by a party of any provision hereof, whether or not exercised, shall in no way be construed to be a waiver of the provision or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.
        12.  Governing Law and Forum.
             All questions pertaining to the validity, construction,
execution and performance of this Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of law.
        13.  Entire Agreement; Amendment.
             This Agreement constitutes the entire Agreement between the parties hereto with respect to the matters contained herein and supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding, unless in writing and signed by the parties hereto.
        IN WITNESS WHEREOF, Seller and Buyer have each signed or caused this Agreement to be signed by its duly authorized officer as of the date and year first above written.
STAFF BUILDERS SERVICES, INC.                   ACCREDICARE, INC.
ATTEST:                                         ATTEST:
  /s/ Peter Barry                                  /s/ James J. Kelly

By:      /s/ Ed Teixeira                        By:   /s/ Barbara Van Alstyne
   Ed Teixeira, Senior Vice President           Barbara Van Alstyne, President

WP\ASSETPUR\ASSETPUR.AI